EXHIBIT 5

Faegre Baker Daniels LLP

90 South Seventh Street

Minneapolis, Minnesota 55402

Telephone (612) 766-7000

Facsimile (612) 766-1600

February 7, 2012

Board of Directors

Fair Isaac Corporation

901 Marquette Avenue, Suite 3200

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to an aggregate offering of 6,000,000 shares of Common Stock, par value $.01 per share (the “Shares”), of Fair Isaac Corporation, a Delaware corporation (the “Company”), to be issued by the Company pursuant to the Fair Isaac Corporation 2012 Long-Term Incentive Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Delaware.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state, the General Corporate Law of the State of Delaware and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FAEGRE BAKER DANIELS LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns Partner